SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

SERENA SOFTWARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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This filing consists of a posting on the Company’s website of a Q&A for the Company’s customers regarding the proposed merger.

Customer Q&A

•	The Announcement
•	Why This is Happening
•	Impact on Customers
•	Impact on Serena
•	Silver Lake Partners

The Announcement

Q1. What is Serena announcing today?

Today we announced that Serena Software has entered into a definitive agreement under which Serena will be acquired by Silver Lake Partners in a transaction valued at approximately $1.2 billion.

Q2. What are the specifics of the deal?

Under the terms of the merger agreement, Serena stockholders will receive $24.00 in cash in exchange for each share of stock. Any of Serena’s existing $220 million of convertible notes that are not converted to Serena common stock prior to completion of the proposed transaction will be exchanged for cash in an amount of $24.00 for each share of Serena common stock into which the notes were convertible. The transaction is subject to receipt of stockholder approval and customary regulatory approvals as well as satisfaction of other customary closing conditions, including receipt of debt financing pursuant to customary commitment letters.

Q3. When is the transaction expected to be complete?

The transaction is expected to be complete in Q1 (Feb – April 2006) of Serena’s FY07, subject to receipt of stockholder approval and customary regulatory approvals and customary closing conditions, including receipt of debt financing under customary commitment letters.

Why This Is Happening

Q1. Why is Serena becoming private?

After a thorough review of strategic alternatives and a careful due diligence process, both the board of directors of Serena and a special committee of the board comprised of independent directors have concluded it is it is in the best interest of Serena’s stockholders to accept the $24 per share offer for the company and have recommended to Serena’s stockholders that they vote in favor of the transaction.

We expect that under private ownership we will have far greater flexibility to focus on meeting your needs more effectively and efficiently. Being a private company should also allow us to make long-term investments in our product and service offerings and ultimately become a more valuable partner to you.

Q2. Why is Serena doing this now?

The timing of the decision was based on the board’s judgment of what was in the best interests of the shareholders. This transaction represents a 17% premium to the average stock price over the last 30 days and a 21% premium to the average stock price over the last 60 days. It is also important to note that our stock has not closed above $24.00 since February of 2002.

Impact on Customers

Q1. What will this transaction mean to me?

We do not expect that there will be any material change in our customer agreements, products, services, management team or organizational structure as a result of this transaction.

Q2. Are there any benefits to me?

One positive outcome is that under private ownership, Serena will have greater flexibility in how we meet your needs.

Q3. What does this mean for me as an investor? (In the case they are also investors)

Under the terms of the agreement, Serena investors will receive $24.00 per share in cash in exchange for their shares. Any of Serena’s existing $220 million of convertible notes that are not converted to Serena common stock prior to completion of the proposed transaction will be exchanged for cash in an amount of $24.00 for each share of Serena common stock into which the notes were convertible.

Impact on Serena

Q1. How will Serena change?

We do not expect that Serena will change in ways that will materially impact you. We expect our management team to remain in place, our strategic direction and product roadmaps to continue forward, and we will strive to continue to deliver world-class software and services to you.

Silver Lake Partners

Q1. Can you tell me about Silver Lake Partners?

Silver Lake Partners is the leading private equity firm focused exclusively on large-scale investing in technology and related growth industries.

Silver Lake’s mission is to function as a value-added partner to the management teams of the world’s leading technology franchises. Its portfolio companies include technology industry leaders such as Ameritrade, Business Objects, Flextronics, Gartner, Nasdaq, Network General, Seagate Technology, SunGard Data Systems, Thomson and UGS. For more information: www.silverlake.com .

Q2. How will Silver Lake help Serena?

Silver Lake Partners has an outstanding track record of helping build value in its portfolio companies. They bring a breadth of knowledge and an extensive network of industry relationships to Serena, which will have the potential to significantly strengthen our company.

Additional Information and Where to Find It

In connection with the proposed merger, Serena will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Serena at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from Serena by directing such request to Serena Investor Relations, 2755 Campus Drive, 3rd Floor, San Mateo, California 94403-2538, USA, telephone: (650) 522-6600.

Serena and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding the interests of such directors and executive officers is included in Serena’s Proxy Statement for its 2005 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on May 24, 2005, and information concerning all of Serena’s participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s Web site at http://www.sec.gov and from Serena Investor Relations, 2755 Campus Drive, 3rd Floor, San Mateo, California 94403-2538, USA, telephone: (650) 522-6600.